UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2007 (July 16, 2007)
LUMINEX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30109	74-2747608

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

12212 Technology Boulevard, Austin, Texas	78727

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (512) 219-8020
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)
     Luminex Corporation (the “Company”) announced in a press release dated July 15, 2007, that it had hired Douglas C. Bryant, age 50, to serve as its Executive Vice President and Chief Operating Officer, reporting directly to Patrick J. Balthrop, the Company’s Chief Executive Officer and President. Prior to joining the Company, Mr. Bryant held a number of sales and marketing, product development, manufacturing and service and support positions over a 23-year career within the life sciences and diagnostics industry. Most recently, Mr. Bryant served as Vice President, Abbott Vascular, Asia and Japan, a division Abbott Laboratories, a broad-based health care company. Mr. Bryant previously served as Vice President, Global Commercial Operations for Abbott Diagnostics and Abbott Molecular and also ran Abbott’s Diagnostics Operations in Asia Pacific and Europe Africa and the Middle East.
     The Company also entered into an Employment Agreement, effective as of July 16, 2007 (the “Employment Agreement”), with Douglas C. Bryant. Mr. Bryant’s Employment Agreement has an initial term of two years, and automatically renews for successive one-year terms thereafter unless either party provides a notice of non-renewal at least sixty days prior to the end of the initial term or any renewal term thereafter. Pursuant to the Employment Agreement, Mr. Bryant shall be paid an annual salary of $320,000 and will be eligible to receive a cash bonus each year in an amount up to at least 50% of his then-current base salary (or such other amount as may otherwise be determined by the Company’s Board of Directors), subject to the performance criteria established annually by the Company’s Board of Directors. Mr. Bryant shall also be eligible to participate in the benefit plans of the Company generally available to executive officers of the Company. In addition, should Mr. Bryant cease to be employed by the Company for any reason following a change in control, or should Mr. Bryant be terminated for any other reason than for cause (including non-renewal), Mr. Bryant would be entitled to certain severance payments and other benefits as described in the Employment Agreement. The Employment Agreement contains certain confidentiality, non-competition, non-solicitation and assignment of inventions provisions.
     The Company also agreed to grant Mr. Bryant 48,500 restricted shares (the “Restricted Shares”) and a non-qualified option to acquire 32,500 shares (the “Options”) of the Company’s common stock pursuant to the Company’s 2006 Equity Incentive Plan in connection with his hiring. The restrictions on the Restricted Shares lapse 20% per year over five years from the date of grant. The Options vest and become fully exercisable in equal installments over a three-year period on the anniversary of the date of grant. Upon a change in control, as defined in the Employment Agreement, all unvested restricted shares or shares subject to options held by Mr. Bryant will immediately become vested and exercisable, as applicable.
     The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement.
Item 7.01 Regulation FD Disclosure
     On July 15, 2007, the Company issued a press release announcing the hiring of Mr. Bryant, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	Employment Agreement, dated as of July 16, 2007, by and between Luminex Corporation and Douglas C. Bryant.

Exhibit 99.1	Press Release issued by Luminex Corporation dated July 15, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMINEX CORPORATION
Date: July 18, 2007	By:	/s/ Harriss T. Currie
Harriss T. Currie
Vice President, Finance Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit
10.1	Employment Agreement, dated as of July 16, 2007, by and between Luminex Corporation and Douglas C. Bryant.

99.1	Press Release issued by Luminex Corporation dated July 15, 2007.